                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement        / /  Confidential, for Use of the Commission
/X/  Definitive Proxy Statement              Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            SYNCRONYS SOFTCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

         -----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

[LOGO SYNCRONYS SOFTCORP]


To Our Shareholders:

The past year was marked by both great accomplishment and some setbacks for Syncronys. Over the past few months, Syncronys has assessed and built upon its considerable strengths as well as addressed its past shortcomings. Today, I believe the company is poised for strong growth with: two new products recently launched into distribution; expanded, experienced management and R & D teams; a strong financial position; and a full pipeline of innovative new products slated for introduction by Christmas.

FISCAL 1996 RESULTS

Following our recall last December of SoftRAM95 after discovering it contained a technical defect, Syncronys was without any product sales or revenues through fiscal year end while we recapitalized and built a strong infrastructure. As a result, for the 1996 fiscal year ended June 30, Syncronys posted a net loss of $10.7 million, or $0.77 per share, on revenues of $12.7 million before product recall returns compared with net income of $692,000, or $0.05 per share, on revenues of $3.5 million in the previous fiscal year.

Fiscal 1996 was also negatively impacted by nonrecurring charges totalling $12.3 million for the costs associated with the recall of SoftRAM95. The nonrecurring charge also includes the associated costs of litigation - all of which has now been preliminarily or fully settled. The Company's June 30 financial position remains strong with $10 million in cash and cash equivalents, and a current ratio of 1.5 to one.

STRATEGIES FOR GROWTH

Having built a solid infrastructure over the past six months, our strategy for the next year is to rapidly rebuild our revenues and earnings power through an exciting array of new software products that will be aggressively marketed. Syncronys has a renewed focus on product development and marketing to accelerate the successful introduction of powerful software products in the productivity category that address vast consumer markets.

To do so, we: (1) are seeking to acquire or license innovative software technology in an advanced development phase -- and have already announced three strategic alliances and our recent acquisition of Veritas; (2) have dedicated increased resources to the development of creative new proprietary technology; and (3) have redoubled our commitment to quality control including the establishment of a Technology Advisory Panel of leading U.S. computer science experts.

POSITIONED FOR MARKET LEADERSHIP

Syncronys is well positioned to again become a market leader in the computer software industry -- one of the fastest-growing and evolving industries in human history. While the past year was a turbulent one, we have emerged stronger and more determined. I am confident that the year ahead for Syncronys is one of tremendous opportunity and growth.

On behalf of the entire Syncronys staff, I thank you for your continued confidence and support.

/s/ Rainer Poertner
--------------------
Rainer Poertner
Chief Executive Officer
October 25, 1996

                               SYNCRONYS SOFTCORP
                               3958 INCE BOULEVARD
                          CULVER CITY, CALIFORNIA 90232
                                 (310) 842-9203

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 26, 1996

TO THE SHAREHOLDERS OF SYNCRONYS SOFTCORP:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Syncronys Softcorp, a Nevada corporation (the "Company"), will be held at the Red Lion Hotel, 6161 Centinela Avenue, Culver City, California 90230, on Tuesday, November 26, 1996, at 9AM, Pacific Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters:

         1. The election of four (4) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

         2. The ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors;

         3. The approval of an amendment to the Company's 1995 Stock Option Plan (the "Plan") to increase the total number of shares which may be issued upon the exercise of options granted under the Plan from 1,200,000 to 2,000,000; and

         4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

         Only holders of the $.0001 par value common stock of the Company of record at the close of business on October 25, 1996, will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The proxies are being solicited by the Board of Directors of the Company.

         All shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Daniel G. Taylor
--------------------
DANIEL G. TAYLOR
CHAIRMAN OF THE BOARD

Culver City, California
October 25, 1996

                               SYNCRONYS SOFTCORP
                               3958 INCE BOULEVARD
                          CULVER CITY, CALIFORNIA 90232
                                 (310) 842-9203

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 26, 1996

                               GENERAL INFORMATION

         The enclosed Proxy is solicited by and on behalf of the Board of Directors of Syncronys Softcorp, a Nevada corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held at the Red Lion Hotel, 6161 Centinela Avenue, Culver City, California 90230, on Tuesday, November 26, 1996, at 9AM, Pacific Time, and at any and all adjournments thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about October 28, 1996.

         Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by giving written notice of such revocation to the Company, or by voting in person at the Meeting. The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to the shareholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held out of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

         All shares represented by valid proxies will be voted in accordance therewith at the Meeting.

The Company's Annual Report of Form 10-KSB for the fiscal year ended June 30, 1996, is being simultaneously mailed to the Company's shareholders, but does not constitute part of these proxy soliciting materials.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of October 15, 1996, the stock ownership of each person known by the Company to be the beneficial owner of five percent or more of the Company's Common Stock, each named Executive Officer and Director individually and all Executive Officers and Directors of the Company as a group, in each case on a fully diluted basis including shares underlying stock options. Each person listed holds sole voting and investment power with respect to the shares shown, other than Wendell Brown who has agreed that his shares will be voted in the same proportion as Rainer Poertner's.

The Company does not know of any existing agreements, the operation of which may at subsequent date result in a change in control of the Company.

         Name of                           Address of             Amount and Nature of            Percent
    Beneficial Owner                    Beneficial Owner         Beneficial Ownership            of Class
    ----------------                    ----------------         --------------------            --------
Rainer Poertner                     c/o Syncronys Softcorp (*)        2,599,965  (1)                 16.4%

Wendell Brown                       c/o Syncronys Softcorp (*)        1,725,000  (2)                 10.9%

Daniel G. Taylor                    c/o Syncronys Softcorp (*)        6,625,035  (3)                 41.8%

Lloyd I. Baron                      c/o Syncronys Softcorp (*)           15,000  (4)                  0.1%

Jon D. Sawyer                       c/o Syncronys Softcorp (*)           15,000  (5)                  0.1%

Mobius Capital Corp.                Continental Building              6,475,035                      40.8%
                                    3rd Floor
                                    25 Church Street
                                    Hamilton, HMLX  Bermuda

All Executive Officers and          c/o Syncronys Softcorp (*)       11,670,000  (1) (2)             73.6%
Directors as a Group                                                             (3) (4)
(11 Persons)                                                                     (5) (6)

(*)  3958 Ince Boulevard, Culver City, CA 90232

(1) Includes 150,000 shares underlying stock options held by Mr. Poertner, all of which are fully vested.

(2) Includes 150,000 shares underlying stock options held by Mr. Brown, all of which are fully vested.

(3) Includes 6,475,035 shares held by Mobius Capital Corp. in which Mr. Taylor has an indirect beneficial interest and includes 150,000 shares underlying stock options held by Mr. Taylor, all of which are fully vested.

(4) Includes 15,000 shares underlying stock options held by Mr. Baron, all of which are fully vested.

(5) Includes 15,000 shares underlying stock options held by Mr. Sawyer, all of which are fully vested.

(6) Includes 690,000 shares underlying stock options held by other officers of the Company, which vest in varying intervals through 1999.

                              ELECTION OF DIRECTORS

         The Company's Bylaws provide that the Board of Directors consists of up to five members. The Board of Directors recommends the election as Directors of the four (4) nominees listed below to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. Each of these nominees are members of the present Board of Directors nominated for reelection. One member, Wendell Brown, has decided not to stand for re-election. As such, the Board going forward consists of only four (4) members. The persons named as "Proxies" in the enclosed form of Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the shareholders returning such proxies. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

         The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company presently held, and the period during which each person has served as Director.

                                                                 Positions and Offices Held and
Name                                       Age                          Term as Director
----                                       ---                          ----------------
   Daniel G. Taylor                         38                Chairman of the Board, Executive Vice
                                                              President of Marketing, Secretary and
                                                              a Director since May 1995

   Rainer Poertner                          48                Chief Executive Officer, President
                                                              and  a Director since May 1995

   Lloyd I. Baron                           49                Director since October 1995

   Jon D. Sawyer                            50                Director since October 1995

         The Company's Directors hold office until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. The Officers of the company are elected by the Board of Directors at the first meeting after each Annual Meeting of Shareholders, and hold office until they shall resign or have been removed from office. The date of the next Annual Meeting of Shareholders will be determined by the Company's Board of Directors in accordance with Nevada law. The Company has no audit, compensation or nominating committee.

         Set forth below are the names and ages of all Directors, nominees for Director and Executive Officers of the Company, all positions and offices with the Company held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years.

Daniel G. Taylor (38) has served as Secretary and a Director of the Company since May 8, 1995, and as Chairman of the Board and Executive Vice President of Marketing since July 1, 1995. He also served as Chief Executive Officer from May 8, 1995 until June 30, 1995. Mr. Taylor was President and a Director of Autoship Systems Corporation from 1993 to December of 1995. From February 1995 until its merger with the Company on May 8, 1995, he also served as Chief Executive Officer and a Director of Seamless Software Corporation. From 1988 to 1992, Mr. Taylor was engaged with Cineplex Odeon Corporation with the head office in Toronto, Ontario, and on assignment with its UK subsidiary in London, England. Mr. Taylor was in the development side of the business, culminating in his appointment as Vice President of Development. Prior to joining Cineplex, he was a senior litigation associate for five years with the Toronto- based law firm of Fasken Campbell Godfrey where he participated in a broad variety of corporate and commercial litigation including corporate takeovers, shareholder actions and asset purchases. Mr. Taylor received his law degree from Osgoode Hall in 1982.

Rainer Poertner (49) has served as President and a Director of the Company since May 8, 1995, and as Chief Executive Officer since July 1, 1995. He co-founded Seamless Software Corporation ("Seamless") and served as a Director and as President of Seamless from its inception in May 1993 until its merger with the Company on May 8, 1995. Mr. Poertner has over 15 years of business experience in the international business community. After having held several positions in the European and US entertainment industries, he founded Hybrid Arts, Inc. in 1986 by arranging venture financing for ADAP - the first Direct-To-Disk Digital Recording System. After arranging Hybrid Arts' sale in 1991, Mr. Poertner became CEO of Hydra Systems, Inc. which developed and marketed ANDOR - a fully functional Macintosh CPU on a PC peripheral card. Hydra Systems subsequently sold the technology and the inherent rights to a company in Seoul, Korea in 1992 as part of a Chapter 7 voluntary liquidation. Mr. Poertner received degrees in economics from the University of Frankfurt in 1975 and the Klinger Business School in 1973.

Lloyd I Baron, Ph.D. (49) was elected a Director of the Company on October 16, 1995 by the Company's Board of Directors to fill one of two vacancies created by the expansion of the board from three to five members. Dr. Baron has been working in the field of international business and enterprise development for over 25 years. During this period he has served as advisor to private and public sector organizations throughout North America as well as in Asia, Africa, the Caribbean and Latin America. In 1985, he founded Horizon Pacific International ("HPI") and since has been its managing director, creating a diverse and highly regarded team of consultants that specialize in facilitating the creation of joint ventures between emerging Asian enterprises and their counterparts in America. Under Dr. Baron's leadership, HPI has over the last five years focused on the internationalization of the delivery of advanced medical services. With his guidance, a large network of world class teaching hospitals have been linked to exploit the rapidly expanding market demands from newly industrializing economies in the Pacific rim. Dr. Baron is a graduate of Michigan University, M.A. economics, and McGill University, Ph.D. economics.

Jon D. Sawyer (50) was elected a Director of the Company on October 16, 1995 by the Company's Board of Directors to fill one of two vacancies created by the expansion of the board from three to five members. He has been engaged in the private practice of law specializing in securities and corporate law since 1979, and has worked with the firm of Jon D. Sawyer P.C. since January 1993. From 1976 until 1979 he served as a trial attorney with the Denver Regional Office of the Securities and Exchange Commission. Mr. Sawyer received his law degree from the University of Wyoming in 1974. He served as securities and corporate counsel for the Company from its inception in 1986 until 1988, and from March 1995 to October 15, 1995.

David F. Gatto (35) has served as Chief Operating Officer of the Company since July 8, 1996. Mr. Gatto most recently served as Executive Vice President of L.A. Gear, Inc., from September of 1991 to June of 1996, where he was responsible for the overall supervision of the company's sales, merchandising and operations function. Prior to joining L.A. Gear, from August of 1988 to September of 1991 Mr. Gatto served as a manager at the L/E/K Partnership, an international management consulting firm which specializes in developing strategic plans for Fortune 500 and emerging growth companies. Earlier, he was a consultant with Bain & Company's San Francisco and London offices. Mr. Gatto holds a Master of Science Degree in Management from M.I.T.'s Sloan School of Management (1988) and a Bachelor of Sciences Degree in Nuclear Engineering and Industrial Engineering from the University of California, Berkeley (1984).

Barbara Velline (31) has served as Chief Financial Officer of the Company since December 1995. She also served as Vice President of Finance and Controller from September through December 1995. From January of 1987 to April of 1990, Ms. Velline was an auditor for Price Waterhouse in Los Angeles. From April 1990 to August 1994, Ms. Velline was a manager at Pioneer Electronics (USA) Inc.. In August 1994, Ms. Velline relocated with her family to Piemonte, Italy. Ms. Velline received her Bachelor of Sciences Degree in Business Administration/ Accounting from the University of Southern California in December of 1986. Ms Velline was certified as a public accountant by the State of California in 1992.

Wendell Brown (35) has served as a Director of the Company since May 8, 1995, and as Vice President of Technology since June 1, 1995. Mr. Brown co-founded Seamless Software Corporation with Rainer Poertner in May 1993 and served as a Director until February 1995. Prior, from 1990 to 1993, Mr. Brown was an independent consultant. From 1989 to 1990, Mr. Brown was President of Hydra Systems Inc. which subsequently filed for Chapter 7 voluntary liquidation in 1992. From 1986 to 1989, Mr. Brown was Vice President of Research and Development of Amtel Video Inc., a developer of advanced video and audio products, which he also co-founded. Mr. Brown has also served as President and co-founder of Hippopotamus Software, as an engineering manager at Imagic Corp., as a Hughes Fellow at Hughes Aircraft Company Ground Systems Group and as a software developer with Chrysler Corporation. Mr. Brown attended Cornell University. Mr. Brown has decided not to stand for re-election to the Board. As well, after completion of certain projects, Mr. Brown will make the transition from his current position to head the Company's development think tank on a consulting basis, at which time his employment agreement with the Company will terminate.

Myles Lawrence (49) has served as Vice President of Engineering of the Company since August 12, 1996. Previously, he held various managerial positions with Micro Design International, from 1992 to August 1996, most recently Director of Technical Services in which he managed all technical departments including sales engineering, product management, corporate MIS, and technical support. Prior to Micro Design, Mr. Lawrence served as a Vice President of Product Development at AutoScan Systems from 1990 to 1992, and Director of Product Development at Integrated Computer Graphics from 1989 to 1990. His earlier experience includes Application Engineering Manager ant Intergraph Corporation; Application Engineer with General Electric's CALMA Division; and CAD/CAM Manager with Parsons Corporation. Mr. Lawrence received his Bachelor of Sciences Degree in Engineering from Merrimack College in 1969.

John Shaw (39) has served as Vice President of Corporate Communications of the Company since August 1, 1996. Previously, he served as a Vice President in the investor relations practice of Sitrick and Company, from August 1995 to July 1996, where his account management responsibilities included Syncronys. Previous to Sitrick and Company, Mr. Shaw served as an Account Group Supervisor at the Financial Relations Board, from February 1992 to August 1995. Prior, he worked as a business journalist including on-air with a CBS affiliate and as a print journalist with Gannett News. From 1981 to 1985, Mr. Shaw worked as a stockbroker with E.F. Hutton. He also served as a Captain and Communications Officer in the United States Marine Corps from 1978 to 1982. Mr. Shaw holds a Masters Degree in Management from Webster College (1981) and a Bachelor of Arts Degree in Psychology from the University of Arizona (1978).

Jon Jackson (26) has served as Vice President of Sales of the Company since October 2, 1996. Prior to joining the Company, Mr. Jackson served as the Buyer of Application Software at Computer City from September 1995 to October 1996. He also served as Retail Product Manager for Tech Data Corporation from August 1994 to September 1995 and as a Buyer for Macy's Inc. from January of 1990 to July of 1993. Mr. Jackson pursued a continuing education opportunity from July 1993 to August 1994 and previously attended Bob Jones University.

         There are no family relationships among the executive officers and directors.

         The Company's Board of Directors held eleven (11) meetings during the fiscal year ended June 30, 1996. Each Director attended at least 75% of the aggregate number of meetings held by the Board of Directors during the time each such Director was a member of the Board.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Based solely on a review of Forms 3 and 4, and amendments thereto furnished to the Company during its most recent fiscal year; Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year; and certain written representations, the Company believes that all required reports were filed on a timely basis during the last fiscal year.

                             EXECUTIVE COMPENSATION

         The following summary compensation table sets forth information regarding executive compensation for the Company's Chief Executive Officer and other highly compensated Executive Officers for the years ended June 30, 1996 and 1995. No executive officer received compensation in excess of $100,000 for the year ended June 30, 1995:

                                                Annual Compensation  Long Term Compensation
                                                -------------------  ----------------------
                                                                         Options/
                                               Fiscal                      SARs
                                                Year       Salary        (Number)
                                                ----       ------        --------
Rainer Poertner,                                1995      $ 71,000       150,000
  Chief Executive                               1996       187,500           -0-
  Officer & President
Daniel G. Taylor                                1995      $ 61,000       150,000
  Executive Vice                                1996       150,000           -0-
  President of Marketing
Wendell Brown                                   1995      $ 12,000       150,000
  Vice President of                             1996       146,000           -0-
   Technology

         The Company has entered into employment agreements with Rainer Poertner (May 8, 1995), Daniel G. Taylor (May 8, 1995), and Wendell Brown (June 1, 1995). The initial term under these agreements is through June 30, 2000, but unless either party gives the other written notification 60 days prior to termination of the initial term or any renewal thereof, the agreements will be extended for an additional four year term. Nevertheless, these executive officers may voluntarily terminate their employment with the Company at any time. After completion of certain projects, Mr. Brown will make the transition from his current position to head the Company's development think tank on a consulting basis, at which point his employment agreement will terminate. The agreement with Mr. Poertner provides for an annualized base salary of $187,500 and $239,000 for FY 1996 and 1997, respectively, with increases of $39,000 each year thereafter. The agreement with Mr. Taylor provides for an annualized base salary of $150,000 and $185,000 for FY 1996 and 1997, respectively, with increases of $30,000 each year thereafter. The agreement with Mr. Brown provides for an annualized base salary of $146,000 and $185,000 during FY 1996 and 1997, respectively, with increases of $30,000 each year thereafter. In addition, all three agreements provide for bonuses to be paid from time to time in amounts to be determined by the Company's Board of Directors, and for car allowances of $500 per month. Each of these agreements provides that during the term of the individual's employment by the Company, and for a period of two years following the termination of such employment, they will hold in confidence all knowledge and information of a confidential nature with respect to the Company's business, and will not engage in any business, directly or indirectly, under any corporate or trade name used by the Company without the Company's prior consent.

         In addition, at June 30, 1996 the following officers and a former officer of the company had outstanding loans to the company in the amounts set forth below in the form of a demand note which bears interest at the rate of prime plus 2%: Rainer Poertner ($45,000), Daniel G Taylor ($34,500), Wendell Brown ($34,500) and Kevin P. O'Neill ($34,500).

STOCK OPTION PLAN

         In May 1995, the Board of Directors adopted a Stock Option Plan (the "Plan") which was approved by the Company's shareholders on November 28, 1995. The Plan allows the Board to grant stock options from time to time to employees, directors and consultants to the Company. The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. Incentive Stock Options will only be granted to persons who are employees or officers of the Company. Vesting provisions are determined by the Board at the time options are granted. The Board has approved an increase in the total number of options to be granted under the plan from 1,200,000 to 2,000,000 (subject to adjustment in the event of certain recapitalizations, stock splits, reorganizations and similar transactions). This increase in total number of options to be granted under the plan must be approved by the Company's Shareholders. The option price must be satisfied by the payment of cash. The Board of Directors may amend the Plan at any time, provided that the Board may not amend the Plan to materially increase the benefits accruing to participants under the Plan, or materially change the eligible classes of participants without shareholder approval.

         No options were granted to the Company's Chief Executive Officer or named Executive Officers during fiscal 1996. During fiscal 1996, the Company granted non-qualified stock options to purchase an aggregate number of 145,000 shares of Common Stock to other employees, outside directors and consultants to the Company with the exercise prices equal to the fair market value on the date of grant with vesting provisions at varying intervals through 1999.

DIRECTOR'S COMPENSATION

         Compensation is not provided for directors of the Company who are employee directors. However, the Company granted each of its two outside directors 15,000 non-qualified stock options on November 7, 1995. These options were granted at an exercise price of $6.50 which was equal to the fair market value on the date of grant and were fully vested on the date of grant. In addition, Directors are entitled to receive reimbursement for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SALE OF AUTOSHIP SUBSIDIARY

         On January 15, 1996 the Company entered into an agreement with a British Columbia company (the "Purchaser") to sell the shares in its wholly owned subsidiary, Autoship Systems Corporation ("Autoship"). This agreement, as amended February 26, 1996, provides for a purchase price of approximately $440,000 which is comprised of the forgiveness of an approximately $220,000 note payable due the purchaser and cash payments over time of approximately $220,000. The transaction closed on February 29, 1996 and was approved by a committee of the Company's Board of Directors upon their evaluation of a fairness opinion issued by an independent investment firm which reviewed and evaluated the agreement and amendment.

         The Purchaser is wholly owned by Dr. Lloyd Baron, an outside member of the Company's Board of Directors who is not part of the committee of the Company's Board of Directors which approved this transaction. In March 1995, the Purchaser sold the Company an 80% interest in Autoship for consideration of approximately $245,000, comprised mainly of an approximately $220,000 note payable. Also in March 1995, the remaining 20% interest in Autoship was purchased from an unaffiliated third party for approximately $120,000 in a convertible debenture which was subsequently converted to common stock. In March 1995, Daniel G. Taylor, currently an officer and director of the Company, and Kevin O'Neill, a former officer of the Company , had an interest in the Purchaser. These interests were subsequently acquired by Dr. Baron.

         The Company believes that this transaction is in the best interests of the Company and its shareholders. Autoship is not a strategic part of the Company's business nor has it been a significant source of revenues, profits or cash for the Company. During the first eight month period of FY 1996 Autoship contributed approximately 3.8% of the Company's revenues and 1.3% of the Company's losses, and generated a net use of cash of approximately $14,000. Moreover, the Company believes that this transaction will improve its financial condition via the forgiveness of debt and the cash receipts over time.

MERGER WITH SEAMLESS SOFTWARE CORPORATION

         On May 8, 1995, the Company completed a merger with Seamless in which the Company was the surviving corporation. The Company issued a total of 10,500,000 shares (approximately 90%) of its common stock to the shareholders of Seamless.

                  The 10,500,000 shares issued in the merger with Seamless were issued to the following shareholders of Seamless in the amounts set forth below:

                           Name                                    Number of Shares
                           ----                                    ----------------
                      Rainer Poertner                                  2,449,965
                      Wendell Brown                                    1,575,000
                      Mobius Capital Corp.(1)                          6,475,035
                                                                      ----------
                                                                      10,500,000

TRANSACTIONS INVOLVING SEAMLESS

         Since its incorporation in May 1993, Seamless issued 500 shares of its common stock to each of its two founders, Rainer Poertner and Wendell Brown, for a cash consideration of $500 each, or a total of $1,000. During February 1995, Messrs. Poertner and Brown sold 267 and 350 shares of their stock, respectively, to Mobius Capital Corp.

         During the period from Seamless' inception through December 31, 1994, a company affiliated by the common ownership of Rainer Poertner manufactured Seamless' software product (MacAccess). This same company also purchased this product from Seamless and distributed it to software distributors and retailers. Seamless' sales to this affiliated company totaled $107,545 for the period from May 23, 1993 to December 31, 1994. During this same period of time, the affiliated company charged Seamless $57,553 for manufacturing costs for this product. During the first quarter of calendar 1995, the affiliated company discontinued its operations and Seamless took over full responsibility for manufacturing and marketing its products. All balances due and owing between these parties have been settled.

--------
(1) Daniel G. Taylor, an executive officer and director of the Company, has an indirect beneficial interest in the 6,475,035 shares held by Mobius Capital Corp.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The independent accounting firm of KPMG Peat Marwick LLP audited the financial statements of the Company for the years ended June 30, 1995 and 1996, and has been selected in such capacity for the current fiscal year. At the direction of the Board of Directors, this appointment is being presented to the shareholders for ratification or rejection at the Annual Meeting of Shareholders. If the shareholders do not ratify the appointment of KPMG Peat Marwick LLP, the appointment of auditors will be reconsidered by the Board of Directors.

         It is expected that representatives of KPMG Peat Marwick LLP will be present at the meeting and will be given an opportunity to make a statement and to respond to appropriate questions from shareholders.

                   APPROVAL OF AMENDMENT TO STOCK OPTION PLAN

DESCRIPTION OF THE PLAN

         In November 1995, the Company's Shareholders ratified the adoption of the Company's 1995 Stock Option Plan (the "Plan"). The Plan allows the Board to grant stock options from time to time to employees, directors and consultants to the Company. The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. Incentive Stock Options will only be granted to persons who are employees or officers of the Company. Vesting provisions are determined by the Board at the time options are granted. The total number of shares of Common Stock subject to options under the Plan may not exceed 1,200,000, subject to adjustment in the event of certain recapitalizations, stock splits, reorganizations and similar transactions. The option price must be satisfied by the payment of cash. The Board of Directors may amend the Plan at any time, provided that the Board may not amend the Plan to materially increase the benefits accruing to participants under the Plan, or materially change the eligible classes of participants without shareholder approval.

PROPOSED AMENDMENT

         In August 1996, the Board approved an amendment to the Plan (which was again amended and approved by the Board in October 1996), subject to shareholder approval, which increases the number of shares under the plan from 1,200,000 to 2,000,000. The Board believes that the amendment is necessary in order for the Company to have sufficient flexibility in providing for the acquisition of an equity interest in the Company by employees, officers, directors and consultants, thus providing additional incentives and motivation toward superior Company performance. Additionally, the Board believes the amendment to the Plan enables the Company sufficient flexibility to attract and retain the services of key employees, officers, directors and consultants upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

         As of October 15, 1996, there are stock options granted under the Plan to purchase up to 1,553,000 shares of Common Stock. Of these options, options to purchase 353,000 shares of the Company's Common Stock, $.0001 par value, are contingent upon the approval of the amendment to the Plan.

VOTE REQUIRED:  BOARD OF DIRECTORS RECOMMENDATION

         Approval of the amendment to the Plan requires the affirmative vote of a majority of the shares of the Company's Common Stock, $.0001 par value, represented at the Annual Meeting of Shareholders. The Board of Directors recommends a vote FOR approval of the amendment to the Plan.

                                 OTHER BUSINESS

         As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them. A majority vote of the shares represented at the meeting is necessary to approve any such matters.

                                  ANNUAL REPORT

         The Company's Annual Report on Form 10-KSB for the fiscal year ending June 30, 1996 accompanies this Proxy Statement.

                  DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

         Any proposal by a shareholder intended to be presented at the Company's Annual Meeting of Shareholders to be held November 1997 must be received at the offices of the Company, 3958 Ince Boulevard, Culver City, California 90232, no later than September 5, 1997, in order to be included in the Company's proxy statement and proxy relating to that meeting.

/s/ Daniel G. Taylor
---------------------------
DANIEL G. TAYLOR
CHAIRMAN OF THE BOARD

Culver City, California
October 25, 1996

PROXY

                               SYNCRONYS SOFTCORP

        The undersigned hereby appoints Lloyd I. Baron, Rainer Poertner, Jon D. Sawyer and Daniel G. Taylor as proxyholders, each with the power to appoint his substitute; hereby authorizes them or any one of them to represent and vote as designated below all the shares of common stock of Syncronys Softcorp held of record by the undersigned on October 25, 1996 at the Annual Meeting of Shareholders to be held November 26, 1996 or any adjournment thereof, and hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated October 25, 1996.

    1. Election of Directors      / / FOR all nominees listed                      / / WITHHOLD AUTHORITY
                                      (except as marked to the contrary below)         to vote for all nominees listed below


        Lloyd I. Baron, Rainer Poertner, Jon D. Sawyer, Daniel G. Taylor
(To withhold authority for any individual nominee, strike a line through his name above.)

    2. Ratification of appointment of KPMG Peat Marwick LLP as independent accountants for current fiscal year.

              / / FOR          / / AGAINST           / / ABSTAIN

    3. Approval of an amendment to the Syncronys Softcorp 1995 Stock Option Plan, (the "PLAN"), to increase the total number of shares which may be issued upon the exercise of options granted under the "PLAN" from 1,200,000 to 2,000,000 shares.

              / / FOR          / / AGAINST           / / ABSTAIN

    4. In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting.

             (Please sign and date this Proxy on the reverse side)



        This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR proposals 1, 2, and 3.

        This Proxy is solicited on behalf of the Board of Directors of Syncronys Softcorp.


                                          Dated ______________________, 1996


                                          Signature: _______________________


                                          Signature: _______________________


                                          Please sign exactly as name appears.
                                          When shares are held by joint tenants,
                                          both should sign. When signing as
                                          attorney, executor, administrator,
                                          trustee or guardian, please give
                                          full title as such. If a corporation,
                                          please sign in full corporate name by
                                          president or other authorized officer.
                                          If a partnership, please sign in
                                          partnership name by authorized person.


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.